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                      June 12, 2023

       Garth Hankinson
       Chief Financial Officer
       Constellation Brands, Inc.
       207 High Point Drive, Building 100
       Victor, New York 14564

                                                        Re: Constellation
Brands, Inc.
                                                            Form 10-K for the
Fiscal Year Ended February 28, 2022
                                                            Filed April 21,
2022
                                                            File No. 001-08495

       Dear Garth Hankinson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing